EXHIBIT 5.1
January 16, 2007
Informatica Corporation
100 Cardinal Way
Redwood City, CA 94063
     RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Informatica Corporation, a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 157,728 shares of your Common Stock, $.001 par value (the “Shares”), reserved for issuance pursuant to the Itemfield, Inc. 2003 Stock Plan (the “Plan”) . As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.
          It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plans will be legally and validly issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati